          As filed with the Securities and Exchange Commission on March 27, 2002
                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     -------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     -------
                              APPLIED IMAGING CORP.
             (Exact name of Registrant as specified in its charter)

   Delaware                       3826                          77-0120490
   (State of          (Primary Standard Industrial           (I.R.S. Employer
incorporation)        Classification Code Number)         Identification Number)

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                    CARL HULL
                             Chief Executive Officer
                              Applied Imaging Corp.
                          2380 Walsh Avenue, Building B
                          Santa Clara, California 95051
                                 (408) 562-0250
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                     -------
                                   Copies to:
                                DAVID SAUL, Esq.
                        Wilson Sonsini Goodrich & Rosati
                               650 Page Mill Road
                           Palo Alto, California 94304

                                     -------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                     -------

      If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 ("Securities Act"), other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462I under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================

  Title of Each Class of        Amount to    Proposed Maximum Offering      Proposed Maximum          Amount of
Securities to be Registered   be Registered      Price per Share        Aggregate Offering Price   Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock $.001 Par Value     571,500              $2.59                   $1,480,185(1)              $136.18
====================================================================================================================

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based on the average high and low trading price for our common stock on March 22, 2002

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state in which such sale or offer is not permitted.

                   SUBJECT TO COMPLETION, DATED MARCH 27, 2002

PROSPECTUS

                                 571,500 Shares

                              APPLIED IMAGING CORP.

                                  Common Stock

      We have prepared this prospectus to allow the selling stockholders named in this prospectus to sell up to 571,500 shares of our common stock. The selling stockholders may offer these shares from time to time through public or private transactions, on or off the Nasdaq National Market. We will not receive any proceeds from the sale of common stock by the selling stockholders. The selling stockholders will pay all underwriting discounts and commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

      Our common stock is quoted on the Nasdaq National Market under the symbol "AICX". On March 22, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $2.59 per share.

      Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is complete or truthful. Any representation to the contrary is a criminal offense.

_______________ __, 2002

                              APPLIED IMAGING CORP.

      We were founded in 1986 to develop, manufacture and market automated genetic imaging systems for use in cytogenetic laboratories for cancer testing, prenatal testing and other genetic testing applications. We sell our products to government and private clinical laboratories, research institutions, universities and pharmaceutical companies located in the United States, Canada, Europe, Japan and other countries. We also market imaging systems designed for use in plant and animal genetic research programs. In addition, we have received Food and Drug Administration ("FDA") clearance for a clinical system to detect micrometastatic cancer cells in bone marrow from cancer patients. This system and its research capabilities assists physicians in determining the initial staging of cancer cases, in detecting disease recurrence and in genetically characterizing cancer cells.

      We are headquartered in Santa Clara, California, and have facilities in Newcastle in the United Kingdom and League City, Texas. We are the world's leading provider of automated cytogenetic instrument systems. Our products are sold worldwide through a direct sales force, third-party distributors and independent sales representatives. We employ approximately 90 people worldwide.

      We have an installed base of over 2,500 instruments in over 1,000 laboratories and clinics in more than 60 countries. Our CytoVision(R), PowerGene(R) and QUIPS(R) systems are widely utilized because of their ability to analyze human chromosome preparations using powerful software classification algorithms and a specialized user interface. These systems also incorporate the capability to analyze and record images produced by advanced genetic research assays that employ fluorescent in situ hybridization ("FISH") or comparative genomic hybridization ("CGH") methods.

      Our MDS (TM) System combines the ability to find targeted cancer cells using brightfield microscopy techniques with our decade-long experience in fluorescence microscopy imaging and analysis. Taken together, these technologies allow us to analyze the proteins on or within a cell while simultaneously assessing which genes within that cell have been activated or expressed. Both protein and gene expression data are emerging as required parameters when assessing the precise nature of a given tumor or cancer cell. Gene and protein expression data are increasingly being used to select the most effective cancer therapies for individual patients.

                               -------------------

      We were incorporated in California in July 1986 and reincorporated in Delaware in October 1996. Our principal executive offices are located at 2380 Walsh Avenue, Building B, Santa Clara, California 95051, and our telephone number at that address is (408) 562-0250.

                                  RISK FACTORS

      An investment in our common stock involves significant risks. You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones that affect us and our business. Additional risks not currently known to us, risks that we deem not material at this time and risks that affect our business generally may also have an effect on us. If any of the risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or a part of your investment.

      We have a history of operating losses and may never achieve profitability.

      We have not been profitable since our inception in 1986. We incurred net losses of $3.5 million, $4.2 million and $6.0 million in 2001, 2000 and 1999, respectively. As of December 31, 2001, we had an accumulated deficit of $41.7 million. We will continue to incur significant costs as we continue our efforts to market our MDS(TM) system. If we do achieve profitability in any period, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

      We expect quarterly revenue and operating results to vary significantly in future periods, which could cause our stock price to fluctuate. If our operating results are below expectations, our stock price could drop.

      We have experienced significant fluctuations in our quarterly operating results, and we expect to continue to experience fluctuations in the future. Our customers, who are primarily public and private clinical laboratories, research organizations and hospitals, generally operate on annual budgets. Their budgeting cycles and spending practices affect our revenues. Factors that may have an influence on our operating results in any particular quarter include:

                  .     demand for our products,

                  .     seasonality of our sales,

                  . new product introductions by us or our competitors, and the costs and time required for a transition to the new products,

                  . timing of orders and shipments for capital equipment sales,

                  . our mix of sales between our distributors and our direct sales force,

                  .     competition, including pricing pressures,

                  . timing and amount of research and development expenses, including clinical trial-related expenditures,

                  .     foreign currency fluctuations, and

                  . delays between our incurrence of expenses to develop new products, including expenses related to marketing and service capabilities, and the timing of sales and payments received for the new products.

      It is possible in the future that our operating results will be below the expectations of public market analysts and investors. If our operating results fall below market expectations, the price of our common stock could drop significantly.

      We have substantial funding requirements. Additional funding may not be available to us or may not be available on acceptable terms.

      We have expended and will continue to expend substantial amounts of money for research and development, preclinical testing, planned clinical investigations, capital expenditures, working capital needs and manufacturing and marketing of our products. Our future research and development efforts, in particular, are expected to include development of additional applications of our current cytogenetic products and additional applications for the MDS(TM) system, which will likely require additional funds.

       The exact timing and amount of spending required cannot be accurately determined and will depend on several factors, including:

                  . progress of our research and development efforts and planned clinical investigations,

                  . competing technological and market developments,

                  . commercialization of products currently under development by us and our competitors, and

                  . market acceptance and demand for our products.

      To the extent necessary, we may seek to obtain additional funds through equity or debt financing, collaborative or other arrangements with other companies, bank financing and other sources. If we raise funds by issuing equity securities, you will experience dilution of your holdings in our common stock. We cannot assure you that additional financing will be available when needed or on terms acceptable to us. If adequate and acceptable financing is not available, we may have to delay development or commercialization of certain of our products or license to third parties the rights to commercialize certain of our products or technologies that we would otherwise seek to commercialize. We may also reduce our marketing, customer support or other resources devoted to certain of our products. Any of these actions could have a material adverse effect on our business, financial condition or results of operations.

      Nasdaq could remove our common stock from the Nasdaq National Market, which could materially adversely affect your investment in our common stock.

      Our common stock is quoted on the Nasdaq National Market. We were notified by Nasdaq on November 19, 2001 that we were not in compliance with the minimum $4 million Net Tangible Assets requirement for continued listing on the Nasdaq National Market. We received from Nasdaq a further letter stating that we had until February 19, 2002 to show that we are in compliance with the Net Tangible Assets requirement and to file an 8-K, including pro-forma financial statements, with the Securities and Exchange Commission to attest to such compliance. We completed an equity financing on January 28, 2002 and filed an 8-K on February 19, 2002 disclosing this transaction. Nasdaq subsequently informed us that that we are now in compliance with the listing requirements.

      Nasdaq recently promulgated new rules, which make continued listing of companies on both the Nasdaq National Market and the Nasdaq SmallCap Market more difficult. This means for us that, effective November 1, 2002, we will have to meet a new standard requiring equity of $10 million for continued listing on the Nasdaq National Market. This compares to our equity of $6.1 million at December 31, 2001. Alternatively, we can qualify for continued listing on the Nasdaq National Market by meeting various stock market standards including a minimum bid price on our shares of $3.00 per share and a market capitalization of $50 million.

      If we continue to experience losses from operations and are unable to raise additional capital, we may be unable to maintain the standards for continued listing on the Nasdaq National Market, and the shares of our common stock could be subject to delisting from the Nasdaq National Market. Trading in our common stock would therefore likely be conducted on the Nasdaq SmallCap Market, which is a significantly less liquid market than the Nasdaq National Market. As a result, an investor could find it more difficult to dispose of our common stock.

      In addition, if our common stock were removed from the Nasdaq National Market and did not qualify for listing on the Nasdaq SmallCap Market, our common stock could be subject to the so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in those securities. Consequently, failure to qualify for listing on, or removal from, the Nasdaq SmallCap Market, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market on our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market. Certain "penny stock" rules apply, however, even if our common stock is quoted on the Nasdaq SmallCap Market if our stock price is below $5.00 per share. These rules could further limit the market liquidity of our common stock and the ability of investors to sell our common stock in the secondary market.

      We will need to effectively manage our growth in order to achieve and sustain profitability. Our failure to manage growth effectively could result in continued net losses.

      If we are able to achieve significant growth in our future sales and to expand the scope of our operations, our management, financial, manufacturing and other capabilities, procedures and controls could be strained. We cannot assure you that our existing or any additional capabilities, procedures, systems or controls will be adequate to support our operations. We may not be able to design, implement or improve our capabilities, procedures, systems or controls in a timely and cost-effective manner. Failure to implement, improve and expand our capabilities, procedures, systems and controls in an efficient and timely manner could reduce our ability to increase sales and have a material adverse effect on our business, financial condition or results of operations.

      The market for medical diagnostic equipment for cancer, prenatal and other genetic tests is extremely competitive. Our competitors may succeed in developing products, and obtaining related regulatory approvals, faster than us.

      The medical diagnostic equipment industry is highly competitive and competition is likely to intensify. Certain of our competitors have greater financial and technical resources and production and marketing capabilities than us. We cannot assure you that these competitors will not succeed in developing technologies and products that are more effective, easier to use or less expensive than those which are currently offered or being developed by us or that would render our technology and products obsolete and noncompetitive. In addition, some of our competitors have significantly greater experience than we have in conducting clinical investigations of new diagnostic products and in obtaining FDA and other regulatory clearances and approvals of products. Accordingly, our competitors may succeed in developing and obtaining regulatory approvals for such products more rapidly than us.

      We operate in a consolidating industry, which creates barriers to our market penetration.

      The healthcare industry in recent years has been characterized by consolidation. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive supply contracts for all of their supply needs at once. Large suppliers can often equip an entire laboratory and offer these hospital chains and groups "one-stop shopping" for laboratory instruments, supplies and services. Larger suppliers also typically offer annual rebates to their customers based on the customer's total volume of business with the supplier. The convenience and rebates offered by these larger suppliers are administrative and financial incentives that we do not offer our customers. The success of our future plans will depend in part on our ability to overcome these and any new barriers resulting from continued consolidation in the healthcare industry.

      Any disruption or delay in the supply of components or custom subassemblies could materially adversely affect our financial condition or results of operation.

      We assemble our products from a combination of (i) commodity technology components, such as computers and monitors, (ii) custom subassemblies, such as automated filter wheels, (iii) proprietary hardware for scanning microscopy and
(iv) operating systems and proprietary applications software. Any disruption or delay in the supply of components or custom subassemblies could have a material adverse effect on our business. While we typically use components and subassemblies that are available from alternate sources, any unanticipated interruption of the supply of these components or subassemblies could require us to redesign our products or otherwise delay our ability to assemble our products for sale.

      The marketing and sale of our products requires regulatory approval and on-going certifications. In addition, new laws and regulations governing our products may be enacted. Failure to obtain and maintain required regulatory approvals and certifications could prevent or delay our ability to market and sell our products, which would have a material adverse effect on our business.

      The FDA regulates design, testing, manufacturing, labeling, distribution, marketing, sales and service of our products. Our CytoScan products were marketed until 1994 in the U.S. pursuant to pre-market notifications to the FDA under Section 510(k) of the U.S. Food, Drug and Cosmetic Act. CytoVision(R), the current model of our CytoScan product, is marketed pursuant to this original 510(k) filing. Our Quips(R)products are marketed in the U.S. pursuant to an original 510(k) clearance obtained by Vysis, Inc., whose instrumentation business we acquired in 1999. Our PowerGene products are marketed in the U.S. pursuant to an original 510(k) clearance obtained by Perceptive Scientific Instruments, Inc., whose U.S. based assets we acquired in 2000. We may need to seek regulatory approval for modifications to our existing products or for our other products under development.

      We received 510(k) clearance from the FDA to market the MDS(TM) for in vitro use as an aid to pathologists in the detection and classification of specific rare cancer cells in bone marrow specimens.

      Our products are subject to state regulation, including California's Good Manufacturing Practice ("GMP") regulations. Laboratories that purchase our current products may be subject to the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), which are intended to ensure the quality and reliability of medical testing conducted in U.S. laboratories.

      If we fail to comply with applicable FDA, other federal or state requirements, we could be subject to, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, distribution, marketing and sales of our products, denial of required governmental approvals, withdrawal of approvals or clearances, a recommendation by the FDA that we or our distributors not be permitted to enter into government contracts and, in some cases, criminal prosecution. In certain circumstances, the FDA could order us to repair, replace or refund the cost of one or more of our products. Any of these actions could have a material adverse effect on our ability to market and sell our products or otherwise on our business, financial condition or results of operations.

      Our products are also subject to ongoing regulatory oversight by the FDA and state agencies, including record-keeping requirements and reporting of adverse experiences with the use of our products. The U.S. Food, Drug and Cosmetic Act and certain state laws, for example, require that our products be manufactured in accordance with the Quality System Regulations ("QS Regs"). Our manufacturing facilities are subject to periodic inspection by the FDA and certain state agencies to monitor compliance with QSRegs, GMP and other requirements. Violations of applicable regulations noted during inspections may result in prohibitions on manufacturing, distribution and sale of our products until the violations are cured.

      In addition, the regulation of medical diagnostic equipment continues to develop. New laws or regulations could have a material adverse effect on our business, financial condition or results of operations. Delays or our failure to obtain newly required clearances or approvals could restrict our ability to market and sell our products.

      The marketing and sale of our products outside of the U.S. is subject to regulations, which vary from those in the U.S. Failure to obtain and maintain required regulatory approvals could prevent or delay our ability to market and sell our products in international markets.

      The regulatory environment for testing, manufacturing, labeling, distributing, marketing and sale of our products varies from country to country. Currently, some of our products, and modifications to these products, may be subject to pre-market approval in selected countries that are members of the European Union, or the EU. Our products, and modifications to these products, are also subject to other regulatory requirements in those and other countries. Our failure to comply with applicable regulatory requirements could result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

      In addition, the regulation of in vitro diagnostic devices ("IVDs") and other medical diagnostic equipment continues to evolve. In some countries, we rely on our international distributors for compliance with regulatory requirements. The distributors may not obtain the necessary regulatory approvals and clearances. Any enforcement action by regulatory authorities with respect to regulatory noncompliance may have a material adverse effect on our business, financial condition or results of operations if we are prevented from or delayed in marketing and selling our products in markets outside of the U.S.

      In some countries, the time required to obtain regulatory approval or clearance for marketing and selling of our products is longer than that required by the FDA, and the requirements for clearance or approval differ from the FDA requirements. There may also be additional foreign regulatory barriers that prevent or delay our ability to market or sell our products. In addition, certain countries and customers require evidence of our compliance with international quality standards of the International Standards Organization ("ISO"). Our facilities in Newcastle, England and Santa Clara, California have successfully completed third-party audits (in 2000 at Newcastle and in 2001 at Santa Clara) that resulted in certification under ISO 9001 guidelines for design, manufacture, installation and support of cancer and genetic testing equipment and under ISO 13485 for medical device companies.

      Our instruments are in compliance with the European Parliament's Electromagnetic Compatibility Directive (the "ECD"), pursuant to which we are able to apply the CE Mark to our instruments with respect to the ECD. This CE Mark certification is an international symbol of adherence to quality assurance standards and compliance with the ECD.

      The European Parliament has made a distinction between medical devices and IVDs. Our instruments are subject to the requirements of the In Vitro Diagnostic Medical Device Directive (the "IVDD"). As provided by the IVDD, our medical diagnostic equipment, once approved, may bear the CE Mark with respect to the IVDD as well.

      The EU, however, could redefine our products as being medical devices, therefore subjecting them to the Medical Device Directive (the "MDD"). A redefinition could have a material adverse effect on our business, financial condition or results of operations if we were restricted from marketing or selling our instruments until being able to comply with the MDD. Moreover, a member state of the EU or any other European country could adopt other laws or regulations that require approval to market and sell our products or that could otherwise have a material adverse effect on our Company's business, financial condition or results of operations.

      We depend on distributors to sell our products outside of North America and the United Kingdom. Sales through our distributors may be lower than direct sales efforts and the distributor arrangements could be terminated before the contract period ends.

      We rely substantially on independent distributors and sales agents to market and sell our products outside of North America and the United Kingdom. We cannot assure you that distributors and agents will devote adequate resources to support sales of our products.

      Under our distribution agreements, we indemnify the distributors against costs, expenses and liabilities relating to litigation regarding our products. Despite our obligations, our distributors may decide to reduce or end their selling efforts until an infringement dispute is resolved or settled.

      Our international sales and operations are a significant portion of our business. Changes in international markets and currency fluctuations could materially adversely affect our financial condition or results of operations.

      We have significant international operations based in the United Kingdom. As of March 1, 2002, approximately 37 employees, constituting approximately 40% of the total number of our employees, were based outside of the U.S. We generate a substantial portion of our revenues from outside of the U.S. In 2001 and 2000, we derived approximately 40% and 44% of our total revenues, respectively, from our customers and distributors outside of the U.S. We expect that international sales will continue to account for a significant portion of our revenues.

      The international nature of our business subjects us and our representatives, agents and distributors to laws and regulations of the jurisdictions in which we operate and sell our products. Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could have an adverse effect on our financial condition or results of operations. For example, most of our international sales are denominated in U.S. dollars, U.K. pounds sterling or European Currency Units. We do not attempt to reduce the risk of currency fluctuations by hedging. Currency fluctuations against the U.S. dollar could substantially reduce our U.S. dollar revenue. Changes in currency exchange rates could also make the products of our competitors less expensive than ours, which could result in our customers purchasing our competitors' products instead of ours.

      Export controls could prevent us from exporting our products to certain countries or customers, which could materially affect our business.

      Our research, investigational and clinical products are subject to regulation by U.S. Department of Commerce export controls, primarily as they relate to the associated computers. These controls could prevent us from exporting our products to certain countries or customers, which could materially adversely affect our business, financial condition or results of operations.

      Our success depends, in part, on our ability to protect our intellectual property rights. We could lose sales and our competitive advantage if we are not able to prevent infringement of our rights. We may be prevented from selling our current or future products if they infringe existing patents or patents that have not yet been issued.

      We rely primarily on trade secret protection and on our unpatented proprietary know-how in the development and manufacturing of our products. Our trade secrets or proprietary technology could become known or be independently developed by our competitors. Our competitors may develop or acquire equivalent expertise or develop products that render our current or future products uncompetitive or obsolete. In addition, our patents may not be sufficiently broad to protect what we believe to be our proprietary rights. Our issued patents could also be disallowed or circumvented by our competitors.

      Rights granted under our patents may not provide us with significant competitive advantages. Certain companies have filed applications for, and have been issued patents relating to, products or processes that are competitive with certain of our products or processes. We cannot predict how the courts would resolve issues relating to the validity and scope of those applications and patents. An adverse ruling could materially adversely affect our sales with respect to, or our competitive advantage over, our competitors.

      The validity and breadth of claims in medical technology patents involve complex legal and factual questions. We, therefore, cannot assure you that any issued patent or patents based on pending patent applications or any future patent application will exclude any of our competitors. Nor can we assure you that any of our patents in which we have licensed rights will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by us.

      Furthermore, our competitors may have already developed or may develop products that are similar to ours, duplicate our products or design around any patents issued to or licensed by us or that may be issued to or licensed by us in the future. Patent applications in the U.S are maintained in secrecy until the patent issues. Patent applications in foreign countries are also maintained in secrecy for a period after filing. Therefore, competitors may have first filed applications for inventions covered by our pending patent applications. We cannot be certain that we will not infringe any patents that may issue on these possible applications.

      In addition, publication of discoveries in scientific and patent literature tends to lag behind actual discoveries and the filing of related patent applications. Accordingly, patents may exist, may have been filed or could be filed or issued that contain claims relating to our technology, products or processes. Patents issued and patent applications filed in the U.S. or in other countries relating to medical diagnostic equipment are numerous. We cannot assure you that competitors or other parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by us. There are pending applications, which if issued with claims in their present form, could provide proprietary rights to other parties relating to products or processes used or proposed to be used by us. In that case, we may be required to obtain licenses to patents or proprietary rights of others.

      The medical diagnostic equipment industry, in general, is extremely competitive. Litigation among the participants regarding patent and other intellectual property rights is common. Whether or not the litigation has merit, it could be time consuming and expensive for us and divert the attention of our technical and management personnel from other work. We may be involved in litigation to defend against claims of infringement, to enforce our patent rights or to protect our trade secrets. If any other party's claims are upheld in any litigation or administrative proceeding, we could be prevented from exploiting the subject matter of those claims or forced to obtain licenses from the patent owners or to redesign our products or processes to avoid infringement. In the event of any infringement by us, we cannot assure you that we will be able to successfully redesign our products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition or results of operations.

      Furthermore, we may have to bring costly and time-consuming litigation to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others.

      Our customers rely substantially on availability of third-party reimbursement. Their failure to obtain sufficient reimbursement from third-party payors could materially adversely affect our financial condition or results of operations.

      Hospitals, physicians and other health care providers in the U.S. that purchase our medical diagnostic equipment generally rely on third-party payors and other sources for reimbursement of health care costs to reimburse all or part of the cost of the procedures in which medical diagnostic equipment is being used. Many third-party payors are moving toward a managed care system in which they contract to provide comprehensive health care for a fixed cost per person. The fixed cost per person established by these third-party payors may be independent of the costs actually incurred for the specific procedures in which our medical diagnostic equipment is used.

      Medicare and other third-party payors are increasingly scrutinizing coverage of new products and the level of reimbursement for covered products. We cannot assure you that third-party reimbursement will continue to be available for our current medical diagnostic equipment or available in the future for our products under development. If hospitals, physicians and other health care providers are unable to obtain adequate reimbursement from third-party payors for the procedures in which our products or products currently under development are intended to be used, our sales could be adversely affected, which could have a material adverse effect on our business, financial condition or results of operations.

      Third-party payors that do not use prospectively fixed payments are increasingly using other cost-containment procedures that may pose administrative hurdles to the use of our products and products currently under development. In addition, third-party payors may deny reimbursement if they determine that our device used in a treatment is unnecessary, inappropriate, experimental, used for a non-approved indication or is not cost-effective. Potential purchasers of our products must determine that the clinical benefits of our products justify the additional cost or the additional effort and uncertainty in obtaining third-party payor coverage.

      Market acceptability of our products and products under development in countries outside of the U.S. is also dependent on availability of reimbursement within prevailing health care payment systems in those countries. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. We cannot assure you that we will be able to obtain international reimbursement approvals in a timely manner, if at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of our products in the international markets in which such approvals are sought.

      Reimbursement for our products will be subject to increased restrictions both in the U.S. and in international markets. The overall escalating cost of medical products and services will continue to lead to increased pressures on health care industries to reduce the costs of products and services, including our products and products currently under development. We cannot assure you that third-party reimbursement and coverage will be adequate or even available in the U.S. or in any other country. Furthermore, future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for our products or products currently under development or our ability to sell our products on a profitable basis. The unavailability of third-party payor coverage or the inadequacy of reimbursement could have a material adverse effect on our business, financial condition or results of operations.

      In addition, fundamental reforms in the health care industry in the U.S. and Europe continue to be considered. We cannot assure you that any reform, if enacted, will not materially adversely affect our business, financial condition or results of operations.

      We depend on key technical, scientific and management personnel. Any difficulty in retaining our current employees or in hiring new employees could materially adversely affect our financial condition or results of operation.

      Our future success depends in significant part upon the continued service of key scientific, technical and management personnel, and our continuing ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for these personnel is intense, and we cannot assure you that we can retain our key scientific, technical and managerial personnel or that we can attract or retain other highly qualified scientific, technical and managerial personnel in the future. Our key employees include Jack Goldstein, Ph.D., our Chairman, Carl Hull, our President and Chief Executive Officer, Barry Hotchkies, our Chief Financial Officer, Padraig O'Kelly, our Vice President-Operations, Dan Bowman, our Vice President-Worldwide Sales and Marketing and Diane Oates, our Vice President-Regulatory Affairs and Quality Assurance.

      We have taken steps to retain our key employees, including the granting of stock options that vest over time, and we have entered into employment agreements with key employees. The loss of key personnel, especially if without advanced notice, or the inability to hire or retain qualified personnel, could have a material adverse effect upon our business, results of operations and financial condition. Furthermore, we have no key man life insurance on any of our key employees.

      In addition, some companies have adopted a strategy of suing or threatening to sue former employees and their new employers to discourage those employees from leaving. As we hire new employees from our current or potential competitors, we may become a party to one or more lawsuits involving our employees. Any future litigation against us or our employees, regardless of the merit or outcome, may result in substantial costs and expenses to us and may divert management's attention away from the operation of our business.

      Undetected errors or failures in our software could materially adversely affect our financial condition or results of operations.

      Our existing products and products under development involve one or more software components that facilitate the detection of chromosomal, genetic or protein abnormalities through the interaction of certain imaging algorithms with the sample under examination. This software, including any new versions that may be released, may contain undetected errors or failures. We cannot assure you that, despite testing by us and our customers, all errors will be found in the software components of our products. Errors in our software could result in loss or delay in market acceptance or otherwise result in a material adverse effect on our business, financial condition or results of operations from lost sales or litigation.

      A successful products liability claim brought in excess of our insurance coverage could have a material adverse effect on our financial condition or results of operation.

      The manufacture and sale of our products involve the risk of product liability claims. We cannot assure you that the coverage limits of our insurance policies will be adequate in the event we are successfully sued. We evaluate our coverage limits on a regular basis and in connection with the introduction of products currently under development. However, liability insurance is expensive and may not be available on commercially reasonably terms, if at all, or in sufficient coverage amounts to cover all eventualities. A successful claim brought against us in excess of our insurance coverage could have a material adverse effect on our business, results of operations or financial condition.

      Insiders have substantial control and could delay or prevent a change in corporate control.

      Certain of our stockholders, including certain executive officers and directors and their affiliates, own over 50% of our outstanding common stock. These stockholders will, to the extent they act together, have the ability to exert significant influence and control over matters requiring the approval of our stockholders. Their interests may be different from yours. Matters that typically require stockholder approval include: (i) election of directors; (ii) approval of a merger or consolidation; and (iii) approval of a sale of all or substantially all of our assets. Accordingly, you may not be able to influence any action we take or consider taking, even if it requires a stockholder vote.

      Our stock price has been volatile. It will likely be volatile in the future. You could lose all or a portion of your investment.

       The market prices for securities, generally, and for medical diagnostic instrument companies, in particular, including our common stock, have historically been highly volatile. Investment in our common stock is risky, and you could lose all or part of your investment. Many factors could cause the market price of our stock to fluctuate, perhaps substantially, including the announcement of:

                  . technological innovations or new products,

                  . developments concerning proprietary rights, including
            patents and litigation matters,

                  . publicity regarding actual or potential results with respect to products under development,

                  . regulatory developments in the U.S. or other countries,

                  . developments in relationships with partners or distributors,

                  . public concern as to the safety of new technologies, or

                  . changes in financial estimates by securities analysts or our failure to meet those estimates.

      In addition, changes in our operating results may cause the market price of our common stock to fluctuate.

      Any future sale of a substantial number of shares eligible for resale could depress the trading price of our stock, lower our value and make it more difficult for us to raise capital.

      According to Forms 13D and 13G filed by our stockholders, approximately 5,557,226 shares of our common stock and warrants (representing approximately 35% of the total shares outstanding) are held by affiliates and are therefore subject to volume limitations pursuant to Rule 144. In the event any of such stockholders ceases to be an affiliate (for example, by resigning from the Board of Directors and holding less than 10% of the shares outstanding), (i) certain of the shares held by such stockholder will be eligible for immediate resale in the public market and (ii) pursuant to Rule 144(k), certain of such shares will no longer be subject to the manner of sale and volume limitations of Rule 144 and will be eligible for resale in the public market after 90 days from the date such stockholder ceases to be an affiliate. Any sale of a substantial number of shares may have the effect of depressing the trading price of our common stock. In addition, these sales could lower our value and make it more difficult for us to raise capital.

      Anti-takeover provisions in our Preferred Shares Rights Agreement, our charter documents and Delaware law could prevent or delay a change in control of our company.

      Certain provisions of our current Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire us, or discouraging a third party from attempting to acquire us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions provide for the elimination of the right of stockholders to act by written consent without a meeting and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. In addition, we have adopted a Preferred Shares Rights Agreement ("Rights Plan"), sometimes referred to as a poison pill, designed to prevent hostile takeovers not approved by the Board of Directors.

      On May 28, 1998, the Board of Directors adopted the Rights Plan to strengthen the Board of Directors ability to protect the Company's stockholders. The Rights Plan is designed to protect against abusive or coercive takeover tactics that are not in the best interests of the Company and its stockholders. To implement the Rights Plan, the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.001 per share, held on record as of June 15, 1998. Each Right represents a contingent right to purchase, under certain circumstances, one one-thousandth of a share (a "Unit") of Series A Participating Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of the Company at a price of $50.00 per Unit, subject to adjustment. The Rights become exercisable and trade independently from the Company's common stock: (i) 10 days after the acquisition by a person or group of 20% or more (25% in the case of Special Situations Funds and affiliates) of the Company's common stock; or, (ii) ten business days after commencement of a tender or exchange offer that would result in the acquisition of 20% or more (25% in the case of Special Situations Funds and affiliates) of the Company's common stock. Each share of Preferred Stock purchased upon exercise of the Rights will be entitled to a dividend equal to 1,000 times any dividend declared per share of common stock and will have one thousand votes, voting together with the common stock. In the event of a liquidation, each share of Preferred Stock will be entitled to receive an amount equal to 1,000 times any payment made per share of common stock.

      We also are authorized to issue 6,000,000 shares of undesignated preferred stock. We may issue such shares of preferred stock without stockholder approval and upon such terms as our Board of Directors may determine. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control, may discourage bids for our common stock at a premium over the market price and may adversely affect the market price or the voting and other rights of our common stock.

      At present, we have no plans to issue any of the preferred stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

      Certain provisions of Delaware law could also delay or make more difficult a merger, tender offer or proxy contest involving us, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements regarding:

            .     the progress of our product development programs,

            .     sales and financial results,

            . developments with respect to our regulatory approval process, and

            . our expectations as to the various products that we are developing.

      In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "intends," "projects," "predicts," "potential," "believes" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. We discuss many of these risks in greater detail under the heading "Risk Factors." You should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements for the reasons described above and elsewhere in this prospectus.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares by the selling stockholders under this prospectus.

                              SELLING STOCKHOLDERS

      We are registering all 571,500 shares of our common stock covered by this prospectus on behalf of the selling stockholders named in the table below. We have registered the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from selling stockholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. We refer to all of these possible sellers as selling stockholders in this prospectus.

      The table below sets forth the following information with respect to each selling stockholder as of January 31, 2002: (i) name and, if applicable, the address of the selling stockholder; (ii) the number and percentage of total outstanding shares of our common stock each selling stockholder beneficially owned before this offering; (iii) the number of shares of common stock each selling stockholder is offering; and (iv) the number and percentage of total outstanding shares of our common stock that each selling stockholder will own after the selling stockholder sells all of the shares in this offering. None of the selling stockholders have had a material relationship with us within the last the three years other than as a result of the ownership of the shares or other of our securities. We do not know how long the selling stockholders will hold the shares before selling them. We have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

                                          Number of Shares of                     Shares of Common Stock to be
                                              Common Stock                    Beneficially Owned after Sale under
                                           Beneficially Owned    Number of              this Prospectus
Name and Address of                      before Sale under this   Shares
Selling Stockholder                            Prospectus         Offered         Number         Percentage(1)
-------------------                            ----------         -------         ------         -------------
Special Situations Fund III, L.P.             1,489,927(2)        268,600      1,221,327(2)          7.7%
153 East 53rd Street, 55th Floor
New York, NY 10022

Special Situations Private Equity Fund,       1,342,172(3)        211,500      1,130,672(3)           7.0%
L.P.
153 East 53rd Street, 55th Floor
New York, NY 10022

Special Situations Cayman Fund, L.P.            512,575(4)         91,400        421,172(4)           2.7%
153 East 53rd Street, 55th Floor
New York, NY 10022

(1) Based on a total of 15,826,677 shares of our common stock outstanding on March 11,2002.

(2) Includes 90,000 common shares issuable under common stock purchase warrants, all of which are immediately exercisable.

(3) Includes 240,000 common shares issuable under common stock purchase warrants, all of which are immediately exercisable.

(4) Includes 30,000 common shares issuable under common stock purchase warrants, all of which are immediately exercisable.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the common stock from time to time. The selling stockholders will act independently from us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may make these sales on one or more exchanges, in the over-the-counter market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, or in privately negotiated transactions. The selling stockholders may use one or more of the following methods to sell the common stock:

            . a block trade in which the selling stockholder's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

            . a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

            . an exchange distribution in accordance with the rules of the applicable exchange; and

            . ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

            . the name of each selling stockholder and of the participating broker-dealer(s);

            .     the number of shares involved;

            .     the price at which the shares were sold;

            . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

            . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and,

            .     other facts material to the transaction.

      In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

      The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the Securities Act) in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling stockholders may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

      Any shares covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus.

      The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and inform them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

      We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

      The validity of the common stock being offered in this Prospectus will be passed on for us by Wilson Sonsini Goodrich & Rosati, PC, Palo Alto, California. David Saul, our Secretary, is a member of Wilson Sonsini Goodrich & Rosati, PC.

                                     EXPERTS

            The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Commission. For further information about our company and the shares of common stock offered, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

      We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's following Regional
Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and Woolworth Building 233 Broadway, New York, New York 10279. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's website at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

      The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information and thus be deemed to be incorporated by reference into the Prospectus. We incorporate by reference the documents listed below (and any amendments thereto) and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

            . Annual report on Form 10-K for the fiscal year ended December 31, 2001;

            .     Current report filed on Form 8-K on February 13, 2002;

            .     Current report filed on Form 8-K on February 19, 2002;

            . The description of our common stock contained in the registration statement on Form S-1 filed on June 24, 1996 and amendment number 1 to the registration statement filed on August 26, 1996 and the description of our preferred stock purchase rights contained in Form 8-A filed on June 5, 1998.

      To obtain a copy of these filings at no cost, you may write or telephone us at the following address: Chief Financial Officer, Applied Imaging Corp., 2380 Walsh Road, Building B, Santa Clara, California 95051, telephone number
(408) 562-0250.

================================================================================

      You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                 ---------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Applied Imaging Corp..................................................        1
Risk Factors..........................................................        2
Information Regarding Forward-Looking Statements......................       14
Use of Proceeds.......................................................       15
Selling Stockholders..................................................       15
Plan of Distribution..................................................       17
Legal Matters.........................................................       19
Experts...............................................................       19
Where You Can Find More Information...................................       20
Incorporation by Reference............................................       20

================================================================================

================================================================================

                             Applied Imaging Corp.

                                 571,500 Shares

                                  Common Stock

                                ----------------

                                   PROSPECTUS

                                ----------------

                              __________ __, 2002

================================================================================

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. Registrant will pay for all such costs and expenses of this offering. All amounts are estimates except the Commission's Registration Fee.

Commission's Registration Fee ...............................            $   370
Printing and Engraving Expenses .............................            $ 5,000
Legal Fees and Expenses .....................................            $30,000
Accounting Fees and Expenses ................................            $20,000
Transfer Agent and Registrar Fees ...........................            $ 2,500
Miscellaneous Expenses ......................................            $10,000
                  Total .....................................            $67,870

Item 15. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Certificate of Incorporation and bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended.

      The Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

      The Registrant's Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

      The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

      At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought.

Item 16. Exhibits.

      Exhibits. See the Exhibit Index following the signature pages of this Registration Statement.

Item 17. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction in the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

      1. For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      4. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      5. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on March 27, 2002.

                                        APPLIED IMAGING CORP.


                                        By /s/ Barry Hotchkies
                                          --------------------------------------
                                          Barry Hotchkies
                                          Vice President and Chief Financial
                                          Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carl Hull and Barry Hotchkies, and each of them, his attorney-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every Act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      PURSUANT TO THE REQUIREMENTS OF THE ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               Signature                       Title                   Date
               ---------                       -----                   ----


  /s/ Jack Goldstein                    Chairman                  March 27, 2002
-------------------------------------
      Jack Goldstein, Ph.D.


  /s/ Carl W. Hull                      Chief Executive           March 27, 2002
-------------------------------------   Officer,President and
             Carl W. Hull               and Director


  /s/ Barry Hotchkies
-------------------------------------
           Barry Hotchkies              Vice President and        March 27, 2002
                                        Chief Financial Officer


  /s/ John F. Blakemore                 Director                  March 27, 2002
-------------------------------------
           John F. Blakemore


  /s/ Andre F. Marion                   Director                  March 27, 2002
-------------------------------------
           Andre F. Marion


  /s/ Kirk Raab                         Director                  March 27, 2002
-------------------------------------
              Kirk Raab


  /s/ Pablo Valenzuela                  Director                  March 27, 2002
-------------------------------------
           Pablo Valenzuela

Exhibit Index
-------------

Exhibit
Number            Exhibit Description
------            -------------------

   4.1+(1)        Form of Common Stock Certificate
   4.2            Stock Purchase Agreement between Applied Imaging Corp. and certain investors dated January 28, 2002
   5.1            Opinion of Wilson Sonsini Goodrich & Rosati, PC
  23.1            Consent of PricewaterhouseCoopers LLP, independent accountants
  23.3            Consent of Wilson Sonsini Goodrich & Rosati, PC (see Exhibit
                  5.1)
  24.1            Power of Attorney (see page II-4)

----------
+(1) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-06703) and incorporated herein by reference.